Exhibit 3.2

Certificate of Amendment

(Pursuant to NRS 78.385 and 78.390)

Document Number: 20130006918-00

Filing Date and Time: January 4, 2013, 12:14 PM

Entity Number: E0847592005-1

Certificate of amendment to articles of incorporation for Nevada profit corporations

(Pursuant to NRS 78.385 and 78.390 -- after issuance of stock)

1.	Name of corporation: KAT Racing

2.	The articles have been amended as follows:

1. Name of corporation: Prairie West Oil & Gas, LTD.

3. Shares: number of shares with par value: three hundred million (300,000,000) common shares with par value of $.001

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: in excess of 51%.

4.	Effective date and time of filing: (optional) ________________

5.	Signature (required):

/s/Julie Bauman